For Immediate Release

The McGraw-Hill Companies Reports
Third Quarter EPS of $1.23,
Including $0.05 Restructuring Charge

New York, NY, October 28, 2008—The McGraw-Hill Companies (NYSE: MHP) today reported diluted earnings per share of $1.23 for the third quarter of 2008 compared to $1.34 for the same period last year. The results include a pre-tax restructuring charge of $23.4 million ($14.6 million after tax) or $0.05 per diluted share primarily for severance costs related to a workforce reduction of approximately 270 positions to contain costs and mitigate the impact of the current and expected future economic conditions.

Including the restructuring charges, total expenses in the third quarter decreased by 3.2% or $47.1 million, primarily driven by a $117 million reduction in 2008 incentive compensation across the company.

Net income for the third quarter decreased 13.7% to $390.2 million.

Revenue declined 6.4% to $2.0 billion.

“A double-digit increase at S&P Investment Services, a strong performance by our elementary-high school products in state new adoptions, growth in U.S. college and university sales, and strength in news and pricing services for global energy markets underscored our diversity and helped cushion the downturn in credit and education markets in the third quarter,” said Harold McGraw III, chairman, president and chief executive officer of The McGraw-Hill Companies. “Ongoing cost containment and cost reduction activities continue to be a high priority for us in this environment.”

Education: “Revenue for this segment declined 3.8% to $1.1 billion in the third quarter compared to the same period last year. Reflecting a pre-tax restructuring charge of $5.4 million in the third quarter for a workforce reduction of approximately 90 positions and a $15.9 million decline in incentive compensation expense, operating profit decreased by 14.5% to $351.5 million. Foreign exchange rates had no material impact on revenue and operating profit for the third quarter.

“Revenue for the McGraw-Hill School Education Group declined by 9.1% to $623.5 million in the third quarter. Revenue for the McGraw-Hill Higher Education, Professional and International Group increased by 3.7% to $507.8 million.

“In the seasonally important third quarter for the elementary-high school market, the McGraw-Hill School Education Group captured 31% of the total available dollars in a robust state new adoption market. Strong performances in K–5 reading and math were key to our results in this year’s state new adoption market, which is anticipated to be $925 to $950 million.

“In the Florida K–5 reading adoption, we expect to capture more than 70% of the market. We also expect to take more than 40% of the K–12 reading/literature state new adoption market, which includes Alabama, Indiana, Louisiana and Oklahoma. In math, we had solid results in Texas and California. We project a 31% capture rate in the K-5 math market in Texas and similar success in the first year of the K–8 math adoption in California, where purchasing will continue into 2009.

“A solid performance in the growing state new adoption market, however, could not offset lower residual and supplemental sales in both adoption states and the open territory. The supplemental market has been soft all year, but the sudden decline in residual sales did not hit the market until August, normally a peak sales period each year for the school business. The decline in residual sales reflects budgetary pressures that school districts are facing due to higher energy and commodity costs, lower tax revenue and higher pension and salary requirements. These higher costs drain resources that otherwise would be used for discretionary purchases such as instructional materials.

“The worsening economic conditions were particularly acute for school districts in large urban markets. A significant factor for many of these districts was reduced funding for the federally supported Reading First program, which was cut from $1 billion in prior years to $383 million in 2008. A portion of the Reading First funding would have been used to provide materials such as workbooks.

“As indicated by the 16.6% decline in the market’s sales for August followed by a 17.6% drop in September that was reported by the Association of American Publishers, the reduction in residual ordering is an industry-wide phenomenon. As a result of this unprecedented development, sales for the total Pre-K–12 market will probably decline by 3% to 4% in 2008.

“In testing, a decrease in custom contract work and legacy products offset growing sales from Acuity, our new formative testing program; LAS Links, our assessments for English-language learners; and TABE diagnostic assessments and instructional support for adult students.

“In the McGraw-Hill Higher Education, Professional and International Group, growth in international and U.S. college and university markets offset softness in professional markets.

“A surge in ordering in September was key to our improvement in the U.S. college and university market. We produced gains in each of our three main areas of academic focus: Business and Economics; Science, Engineering and Mathematics; Humanities, Social Sciences and Languages. Growth in our digital and custom career product lines was especially strong.

“Based on the performance of the U.S. college and university market so far this year, we still expect the industry to grow between 4% and 6% in 2008.

“In the international marketplace, our third quarter revenue increase was led by higher education products in Europe and the Middle East as well as the continuing success of the 17th edition of Harrison’s Principles of Internal Medicine in India. In our Spanish-language markets, we benefited from back-to-school sales in Spain and Mexico together with the third quarter release of Harrison’s Principles of Internal Medicine in Spanish.

“In professional markets, economically challenged retailers cut back on orders and reduced inventory, so even though six of our new titles appeared on best-seller lists during the third quarter, there was a decline in overall revenue. However, our digital subscription products for professional markets continue to produce solid growth.

“Our six new titles on best-seller lists are:

-	When Markets Collide by Mohamed El-Arian, which in October won one of the most prestigious honors in business publishing, the Financial Times and Goldman Sachs Business Book of the Year award,

-	Executive Warfare by David D’Alessandro,

-	Perfect Selling by Linda Richardson,

-	Always On by Christopher Vollmer,

-	Make or Break by Jay Grichnik, and

-	The Art of Engagement by Jim Haudan.

Financial Services: “Revenue for this segment declined 14.2% to $651.5 million in the third quarter compared to the same period last year. Including a pre-tax restructuring charge of $4.1 million in the third quarter for workforce reductions of approximately 40 positions, operating profit decreased by 18.8% to $281.6 million. A $60 million reduction in incentive compensation mitigated the decline in operating profit in the third quarter. Foreign exchange rates positively affected revenue by $6.5 million and operating profit by $11.5 million in the third quarter.

“Revenue for Standard & Poor’s Credit Market Services, which provides independent global credit ratings, credit risk evaluations and ratings-related information and products, declined by 24.2% to $423.2 million in the third quarter compared to the same period last year.

“Revenue for Standard & Poor’s Investment Services, which provides comprehensive value-added financial data, information, investment indices and research, increased by 13.5% to $228.2 million in the third quarter compared to the same period last year.

“At S&P Credit Market Services, non-transaction revenue, which includes surveillance fees, annual contracts and subscriptions, grew by 2.3% to $319.1 million. Non-transaction revenue represented 75.4% of S&P Credit Market Services revenue in the third quarter.

“Mirroring the sharp decline of new issue dollar volume in turbulent global financial markets in the third quarter, transaction revenue decreased 57.7% to $104.2 million. Structured finance issuance dropped substantially and corporates declined. Public finance issuance was down slightly in the third quarter.

“U.S. revenue for S&P Credit Market Services was off 33.0% to $220.7 million.

“New issue dollar volume in the U.S. fell by 61.6% in the third quarter compared to the same period last year, according to S&P estimates and reports from Thomson Financial and Harrison Scott Publications. Corporate new issue dollar volume was off 65.8%. Public finance declined by 1.8%. Mortgage-backed securities plunged 98.6%. Asset-backed securities declined by 2.6%. Collateralized debt obligations were down 85.8%.

“In Europe, new issue dollar volume declined by 39.4%.

“International ratings, accounting for 47.9% of S&P Credit Market Services revenue, were off by 11.6% to $202.6 million in the third quarter. The decrease in revenue reflected substantial fall-off in structured finance ratings, primarily in Europe.

“For S&P Investment Services, index services and Capital IQ products were key to the 13.5% increase in third quarter revenue.

“Assets under management in exchange-traded funds based on S&P indices rose by 6.7% to $223.5 billion at the end of the third quarter compared to the same period last year. In the third quarter, 14 new exchange-traded funds were introduced using S&P indices; 45 have been launched in the first nine months of 2008. There are now 189 exchange-traded funds tracking S&P indices. S&P receives payments based on assets under management in these funds.

“Volatile financial markets have produced substantial increases in the volume for major exchange-traded derivatives based on S&P indices. Driven by a surge in activity in the E-mini, and options on the E-mini and the S&P 500, average daily volume grew by 27% in the third quarter to more than 3.7 million contracts. S&P is paid a royalty each time a contract is traded.

“Capital IQ continues to expand its customer base and product offering. The global client base has increased 5.2% since June and by 15.3% for the first nine months. To accelerate Capital IQ’s own estimates database project and a launch into the aftermarket research marketplace, we recently acquired a copy of Reuters Estimates and the Reuters Research-on-Demand databases.

Information & Media: “Revenue for this segment grew by 5.3% to $265.7 million in the third quarter compared to the same period last year. Including a pre-tax restructuring charge of $13.9 million for a workforce reduction of approximately 140 positions and a $12.4 million decline in incentive compensation in the third quarter, operating profit increased by 22.6% to $22.8 million. Foreign exchange rates did not have a material impact on segment revenue or operating profit growth.

“For the Business-to-Business Group, revenue increased 5.4% to $240.7 million in the third quarter compared to the same period last year. The Business-to-Business Group includes the following brands: Aviation Week, BusinessWeek, J.D. Power and Associates, McGraw-Hill Construction and Platts. The revenue growth was driven by Platts, a leading provider of information on petroleum, natural gas and petrochemicals. Aviation Week benefited from the timing of the biennial Farnborough Air Show, which was held in the United Kingdom in the third quarter.

“Advertising pages in BusinessWeek’s global edition were down 13.9% in the third quarter, according to the Publishers’ Information Bureau.

“Revenue for the Broadcasting Group increased 4.4% to $25.0 million in the third quarter compared to the same period last year as increased political advertising offset softness in national and local business due to a weakening economy.

Corporate Expense: “Reflecting a $29.1 million reduction in incentive compensation, corporate expense in the third quarter declined by 74.3% to $9.7 million.

The Outlook: “In the face of challenging conditions in financial markets and the economy, we are now forecasting earnings per share of $2.63 to $2.65 in 2008. The projection for this year excludes the restructuring charges, but includes the associated benefits. The forecast assumes earnings per share of $0.40 to $0.42 in the fourth quarter.

“We also have reassessed the outlook for our three operating segments in 2008:
-McGraw-Hill Education: We now expect revenue to decrease 1% to 2% with an operating margin decline of 300 to 350 basis points,
-Financial Services: We anticipate revenue will be off 11% to 12%, and we now expect a 425-475 basis point decline in the operating margin, and
-Information & Media: We now project revenue growth of 4% to 6% and still anticipate operating margin improvement.”

Conference Call/Webcast Details: The Corporation’s senior management will review the third quarter 2008 earnings results on a conference call scheduled for this morning, October 28, at 8:30 AM Eastern Time. This call is open to all interested parties. Discussions may include forward-looking information. Additional information presented on the conference call may be made available on the Corporation’s Investor Relations Website at http://www.mcgraw-hill.com/investor_relations.

Beginning with this quarter’s earnings call, the Webcast will integrate the audio and synchronized presenters’ slides in a single interface. The Webcast will be available live and in replay at http://investor.mcgraw-hill.com/phoenix.zhtml?c=96562&p=irol-EventDetails&EventId=1984006. (Please copy and paste URL into web browser.)

Telephone access is available for those who would like to listen only (no slides) or to ask a question during the question-and-answer session. Domestic participants may call (888) 323-5423; international participants may call +1 (415) 228-5016 (long distance charges will apply). The passcode is McGraw-Hill and the conference leader is Harold McGraw III. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until November 27, 2008. Domestic participants may call (888) 433-2210; international participants may call +1 (203) 369-3151 (long distance charges will apply). No passcode is required.

The forward-looking statements in this news release involve risks and uncertainties and are subject to change based on various important factors, including worldwide economic, financial, liquidity, political and regulatory conditions; the health of debt (including U.S. residential mortgage-backed securities and collateralized debt obligations) and equity markets, including possible future interest rate changes; the health of the economy and in advertising; the level of expenditures and state new adoptions and open territory sales in the education market; the successful marketing of competitive products; and the effect of competitive products and pricing.

About The McGraw-Hill Companies: Founded in 1888, The McGraw-Hill Companies is a leading global information services provider meeting worldwide needs in the financial services, education and business information markets through leading brands such as Standard & Poor’s, McGraw-Hill Education, BusinessWeek and J.D. Power and Associates. The Corporation has more than 280 offices in 40 countries. Sales in 2007 were $6.8 billion. Additional information is available at www.mcgraw-hill.com.

Homepage: http://www.mcgraw-hill.com

Investor Relations: http://www.mcgraw-hill.com/investor_relations

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Release issued: October 28, 2008
* * *
Contacts for The McGraw-Hill Companies:

Investor Relations:

Donald S. Rubin

Senior Vice President, Investor Relations

(212) 512-4321 (office)

donald_rubin@mcgraw-hill.com

News Media:

Steven H. Weiss

Vice President, Corporate Communications

(212) 512-2247 (office)

(917) 699-9389 (mobile)

weissh@mcgraw-hill.com

Frank Briamonte

Senior Director, Corporate Communications

(212) 512-4145 (office)

(201) 725-6133 (mobile)

frank_briamonte@mcgraw-hill.com

The McGraw-Hill Companies
Statements of Income
Periods ended September 30, 2008 and 2007

(dollars in thousands, except per share data)

(unaudited)	Three Months			Nine Months
	2008	2007	% Change	2008	2007	% Change

Revenue	$2,048,541	$2,187,996	(6.4)%	$4,939,637	$5,202,593	(5.1)%

Expenses, net	1,402,274	1,449,344	(3.2)%	3,785,738	3,793,640	(0.2)%
Other income	-	-	-	-	17,305	N/M

Income from operations	646,267	738,652	(12.5)%	1,153,899	1,426,258	(19.1)%

Interest expense, net	22,002	15,423	42.7%	60,186	28,726	109.5%

Income from operations before taxes on income	624,265	723,229	(13.7)%	1,093,713	1,397,532	(21.7)%

Provision for taxes on income	234,099	271,211	(13.7)%	410,143	524,598	(21.8)%

Net income	$390,166	$452,018	(13.7)%	$683,570	$872,934	(21.7)%

Earnings per common share:
Basic	$1.25	$1.37	(8.8)%	$2.16	$2.57	(16.0)%
Diluted	$1.23	$1.34	(8.2)%	$2.13	$2.50	(14.8)%

Dividend per common share	$0.22	$0.205	7.3%	$0.66	$0.615	7.3%

Average number of common shares outstanding:
Basic	313,105	330,249		316,969	340,295
Diluted	317,203	337,733		320,600	349,589

N/M - not meaningful

Exhibit 1

The McGraw-Hill Companies
Operating Results by Segment - As Reported
Periods ended September 30, 2008 and 2007

(dollars in thousands)

(unaudited)	Revenue
			% Favorable
	2008	2007	(Unfavorable)
Three Months
McGraw-Hill Education	$1,131,352	$1,175,954	(3.8)%
Financial Services	651,458	759,614	(14.2)%
Information & Media	265,731	252,428	5.3%
Total revenue	$2,048,541	$2,187,996	(6.4)%

(unaudited)	Segment Expenses
			% Favorable
	2008	2007	(Unfavorable)
Three Months
McGraw-Hill Education (a)	$779,873	$764,895	(2.0)%
Financial Services (a)	369,816	412,964	10.4%
Information & Media (a)	242,884	233,799	(3.9)%
Total segment expenses	$1,392,573	$1,411,658	1.4%

(unaudited)	Operating Profit
			% Favorable
	2008	2007	(Unfavorable)
Three Months
McGraw-Hill Education (a)	$351,479	$411,059	(14.5)%
Financial Services (a)	281,642	346,650	(18.8)%
Information & Media (a)	22,847	18,629	22.6%
Total operating segments	655,968	776,338	(15.5)%
General corporate expense	(9,701)	(37,686)	74.3%
Interest expense, net	(22,002)	(15,423)	(42.7)%
Total operating profit *	$624,265	$723,229	(13.7)%

Exhibit 2 - p. 1 of 2

(unaudited)	Revenue
			% Favorable
	2008	2007	(Unfavorable)
Nine Months
McGraw-Hill Education	$2,132,354	$2,154,958	(1.0)%
Financial Services	2,031,236	2,309,489	(12.0)%
Information & Media	776,047	738,146	5.1%
Total revenue	$4,939,637	$5,202,593	(5.1)%

(unaudited)	Segment Expenses
			% Favorable
	2008	2007	(Unfavorable)
Nine Months
McGraw-Hill Education (b)	$1,801,606	$1,754,177	(2.7)%
Financial Services (b) (c)	1,190,364	1,213,459	1.9%
Information & Media (b)	716,675	694,891	(3.1)%
Total segment expenses	$3,708,645	$3,662,527	(1.3)%

(unaudited)	Operating Profit
			% Favorable
	2008	2007	(Unfavorable)
Nine Months
McGraw-Hill Education (b)	$330,748	$400,781	(17.5)%
Financial Services (b) (c)	840,872	1,096,030	(23.3)%
Information & Media (b)	59,372	43,255	37.3%
Total operating segments	1,230,992	1,540,066	(20.1)%
General corporate expense	(77,093)	(113,808)	32.3%
Interest expense, net	(60,186)	(28,726)	(109.5)%
Total operating profit *	$1,093,713	$1,397,532	(21.7)%

*	Income from operations before taxes on income
(a)
2008 segment expenses and operating profit for the three months include a pre-tax restructuring charge of $23.4 million as follows: McGraw-Hill Education, $5.4 million; Financial Services, $4.1 million; and Information & Media, $13.9 million.

(b)
2008 segment expenses and operating profit for the nine months include a pre-tax restructuring charge of $47.1 million as follows: McGraw-Hill Education, $13.9 million; Financial Services, $19.3 million; and Information & Media, $13.9 million.

(c)	2007 segment expenses and operating profit for the nine months include a $17.3 million pre-tax gain on the sale of the Company's mutual fund data business in March 2007.

Exhibit 2 - p. 2 of 2

The McGraw-Hill Companies
Operating Results by Segment - As Adjusted
Periods ended September 30, 2008 and 2007

(dollars in thousands)

(unaudited)	Revenue
			% Favorable
	2008	2007	(Unfavorable)
Three Months
McGraw-Hill Education	$1,131,352	$1,175,954	(3.8)%
Financial Services	651,458	759,614	(14.2)%
Information & Media	265,731	252,428	5.3%
Total revenue	$2,048,541	$2,187,996	(6.4)%

(unaudited)	Segment Expenses
			% Favorable
	2008	2007	(Unfavorable)
Three Months
McGraw-Hill Education (a)	$774,483	$764,895	(1.3)%
Financial Services (a)	365,672	412,964	11.5%
Information & Media (a)	228,979	233,799	2.1%
Total segment expenses	$1,369,134	$1,411,658	3.0%

(unaudited)	Operating Profit
			% Favorable
	2008	2007	(Unfavorable)
Three Months
McGraw-Hill Education (a)	$356,869	$411,059	(13.2)%
Financial Services (a)	285,786	346,650	(17.6)%
Information & Media (a)	36,752	18,629	97.3%
Total operating segments	679,407	776,338	(12.5)%
General corporate expense	(9,701)	(37,686)	74.3%
Interest expense, net	(22,002)	(15,423)	(42.7)%
Total operating profit *	$647,704	$723,229	(10.4)%

Exhibit 3 - p. 1 of 2

(unaudited)	Revenue
			% Favorable
	2008	2007	(Unfavorable)
Nine Months
McGraw-Hill Education	$2,132,354	$2,154,958	(1.0)%
Financial Services	2,031,236	2,309,489	(12.0)%
Information & Media	776,047	738,146	5.1%
Total revenue	$4,939,637	$5,202,593	(5.1)%

(unaudited)	Segment Expenses
			% Favorable
	2008	2007	(Unfavorable)
Nine Months
McGraw-Hill Education (b)	$1,787,708	$1,754,177	(1.9)%
Financial Services (b) (c)	1,171,073	1,230,764	4.8%
Information & Media (b)	702,770	694,891	(1.1)%
Total segment expenses	$3,661,551	$3,679,832	0.5%

(unaudited)		Operating Profit
			% Favorable
	2008	2007	(Unfavorable)
Nine Months
McGraw-Hill Education (b)	$344,646	$400,781	(14.0)%
Financial Services (b) (c)	860,163	1,078,725	(20.3)%
Information & Media (b)	73,277	43,255	69.4%
Total operating segments	1,278,086	1,522,761	(16.1)%
General corporate expense	(77,093)	(113,808)	32.3%
Interest expense, net	(60,186)	(28,726)	(109.5)%
Total operating profit *	$1,140,807	$1,380,227	(17.3)%

*	Income from operations before taxes on income
(a)
2008 segment expenses and operating profit for the three months exclude a pre-tax restructuring charge of $23.4 million as follows: McGraw-Hill Education, $5.4 million; Financial Services, $4.1 million; and Information & Media, $13.9 million.

(b)
2008 segment expenses and operating profit for the nine months exclude a pre-tax restructuring charge of $47.1 million as follows: McGraw-Hill Education, $13.9 million; Financial Services, $19.3 million; and Information & Media, $13.9 million.

(c)	2007 segment expenses and operating profit for the nine months exclude a $17.3 million pre-tax gain on the sale of the Company's mutual fund data business in March 2007.

Non-GAAP Measures

In addition to including financial measures under accounting principles generally accepted in the United States of America (U.S. GAAP), The McGraw-Hill Companies disclosed non-GAAP measures for the three and nine months ended September 30, 2008 and 2007. These non-GAAP measures exclude the impact of restructuring charges and a gain on the sale of the Company's mutual fund data business. The non-GAAP measures are provided because management believes they provide useful supplemental information for meaningful comparisons of the Company's results. This exhibit should be read in conjunction with Exhibit 2.

Exhibit 3 - p. 2 of 2

The McGraw-Hill Companies
Financial Services Segment
Credit Market Services - Transaction vs. Non-Transaction Revenue
Periods ended September 30, 2008 and 2007

(dollars in thousands)

(unaudited)
	2008	2007	% Change
Three Months
Transaction Revenue (a)	$104,180	$246,516	(57.7)%
Non-Transaction Revenue (b)	319,067	311,979	2.3%
Total Credit Market Services Revenue	$423,247	$558,495	(24.2)%

(unaudited)
	2008	2007	% Change
Nine Months
Transaction Revenue (a)	$389,239	$849,364	(54.2)%
Non-Transaction Revenue (b)	969,218	889,859	8.9%
Total Credit Market Services Revenue	$1,358,457	$1,739,223	(21.9)%

(a) Revenue related to rating new issuance of corporate, public finance, and structured finance instruments.

(b) Revenue from annual fees for frequent issuer programs, surveillance, subscriptions, and certain non-traditional products.

The McGraw-Hill Companies
Financial Services Segment
Credit Market Services - Domestic vs. International Revenue
Periods ended September 30, 2008 and 2007

(dollars in thousands)

(unaudited)
	2008	2007	% Change
Three Months
Domestic Revenue	$220,668	$329,337	(33.0)%
International Revenue	202,579	229,158	(11.6)%
Total Credit Market Services Revenue	$423,247	$558,495	(24.2)%

(unaudited)
	2008	2007	% Change
Nine Months
Domestic Revenue	$715,812	$1,073,145	(33.3)%
International Revenue	642,645	666,078	(3.5)%
Total Credit Market Services Revenue	$1,358,457	$1,739,223	(21.9)%

Exhibit 4

The McGraw-Hill Companies
Third Quarter 2008 Restructuring Summary

(dollars in thousands, except for positions)

(unaudited)
	Approximate # of Positions	Pre-Tax Restructuring Charge

McGraw-Hill Education	90	$5,390
Financial Services	40	4,144
Information & Media	140	13,905
Total Company	270	$23,439

The McGraw-Hill Companies
Year-to-Date 2008 Restructuring Summary

(dollars in thousands, except for positions)

(unaudited)
	Approximate # of Positions	Pre-Tax Restructuring Charge

McGraw-Hill Education	240	$13,898
Financial Services	290	19,291
Information & Media	140	13,905
Total Company	670	$47,094

Exhibit 5